Gulf Resources Announces Final Approval of Settlement of Class-Action Lawsuit

SHOUGUANG, China, Feb. 10, 2014 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today reported that the United States District Court for the Central District of California Western Division entered an Order and Final Judgment approving the settlement and dismissing the class-action lawsuit against Gulf Resources and a number of its current directors and officers.

Under the terms of the settlement, the class-action lawsuit will be dismissed in return for the payment of a total settlement amount of $2.125 million, which did not have any effect on the company's operation due to its purchased D&O insurance.

Mr. Xiaobin Liu, CEO of the Company, commented: "We are pleased to have reached final approval of the settlement by the Court, which we believe is in the best interests of the Company and its shareholders, even there is no admission of any wrongdoing or admission of any liability on the part of the Company or any of its current officers or directors. We look forward to closing this chapter and focusing on achieving our business goals for year 2014."

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933, as amended and Rule 3b-6 under the Securities Exchange Act of 1934 as amended, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any of its disclosure.

Contact:
CEO Assistant & Director of Investor Relations
Helen Xu
Beishengrong@vip.163.com
IR Manager
Max Ma
Max_vx@163.com